Exhibit 99.2

FOR IMMEDIATE RELEASE

Media Contact:	Investor Relations Contact:
Suzie Boland	Alison Ziegler
RFB Communications Group	Cameron Associates
813.259.0345	212.554.5469
sboland@rfbcommunications.com	alison@cameronassoc.com

Homeowners Choice Reports Profitable Third Quarter

•	Ninth consecutive quarter of profitability
•	Strong balance sheet: $109 million in cash and short term and liquid investments with no debt
•	Book value of $6.99 per share is up 29% year to date

Clearwater, Fla. (Nov. 10, 2009) – Homeowners Choice, Inc. (NASDAQ:HCII), a Florida-based provider of homeowners’ insurance, today announced its results of operations for the three- and nine-month periods ended Sept.30, 2009.

Net income for the third quarter of 2009 increased 2% to $815,000, or $0.11 per diluted share, compared with net income of $802,000, or $0.12 per diluted share, for the third quarter of 2008. Book value increased from $5.43 at Dec. 31, 2008 to $6.99 at Sept. 30, 2009, an increase of 29%.

Gross premiums earned for the third quarter of 2009 more than doubled to $25.2 million from $12 million in the prior year quarter. Net premiums earned for the third quarter of 2009 increased 49% to $12.0 million from $8.1 million in the prior year quarter. “Net premiums earned” is gross premiums earned reduced by the premiums ceded to reinsurance companies.

Reinsurance costs increased significantly beginning June 1, 2009 when the company renewed its reinsurance policies. The company’s Condensed Consolidated Statements of Earnings, which appear below, indicate that during the third quarter the company ceded more than half of its gross premiums earned to reinsurers. Homeowners Choice also reported investment income of $516,000 for the third quarter compared with $425,000 in the prior year period.

Losses and loss adjustment expenses for the third quarter were $6.7 million compared with $4.6 million in the prior year period. This reflects increases in actual claims incurred and claim reserves primarily due to higher numbers of policies and insured values. At Sept. 30, 2009, policies in force were approximately 53,000 compared with approximately 20,000 at Sept. 30, 2008. Policy acquisition and other underwriting expenses for the three months ended 2009 and 2008 were $3.4 million and $1.4 million, respectively. Other operating expenses, which include a variety of general and administrative costs, for the three months ended Sept. 30, 2009 and 2008 were $1.4 million in both periods.

For the nine months ended Sept. 30, 2009, net income increased 34% to $10.1 million, or $1.40 per diluted share, from net income of $7.5 million, or $1.33 per diluted share, for the prior year period.

Gross premiums earned for the nine months ended Sept. 30, 2009 more than doubled to $84.1 million from $37.0 million in the prior year period. Net premiums earned for the first nine months of 2009 increased 87% to $53.0 million from $28.3 million in the prior year period. Investment income for the nine month period ended Sept. 30, 2009 was $1.2 million, up 7% from the prior year period.

Losses and loss adjustment expenses for the nine months ended Sept. 30, 2009 were $29.3 million compared with $11.0 million in the prior year period, which reflects an increase in outstanding policies and insured values. Policy acquisition and other underwriting expenses for the nine months ended Sept. 30, 2009 and 2008 were $5.7 million and $4.2 million, respectively. Other operating expenses were $4.1 million for the nine month period ended Sept. 30, 2009 compared with $2.7 million in the prior year period.

“We are pleased to continue to report profitable underwriting operations despite what has been a challenging environment, particularly with regard to reinsurance costs,” said Homeowners Choice Chief Executive Officer F.X. McCahill. “Our business strategy continues to focus on prudent risk mitigation and as such we rely on adequate levels of reinsurance to protect the company and policy holders in the event of a major storm. In 2009, the cost of reinsurance reduced our net premiums earned in the quarter by more than 50%, or $13.2 million, with rates well above those charged in prior years.

“Having successfully navigated the third quarter, we are now well positioned to resume policy growth. As we recently announced, we have been approved by the Florida Office of Insurance Regulation to assume 60,000 policies from Citizens, with a maximum of 30,000 policies in December 2009. Also, we were recently selected by the Florida Department of Financial Services as the replacement insurer for policyholders of American Keystone Insurance Company, which is in receivership. We plan to pursue strategic growth opportunities as they arise, including potential acquisitions and opportunities derived from the anticipated pullback by larger national carriers.”

Homeowners Choice Executive Chairman Paresh Patel added, “While we have dropped recent efforts to acquire 21st Century Holding Company, we still have opportunities to grow significantly, whether organically or through other means. Despite our rapid growth over the last two years, we still have less than two percent of the Florida homeowners’ insurance market today. With our experienced management team and solid financial condition, we are well positioned to compete and grow our market share in Florida and further increase book value for our shareholders.”

Conference Call

The Company will host an earnings conference call today, Tuesday, Nov. 10, 2009, at 4:30 p.m. E.S.T. to discuss its third quarter results. Interested parties are invited to listen to the call live over the Internet at http://www.ir-site.com/hcpci/events.asp. The call is also available by dialing (877) 407-9210 (toll-free). International participants should instead call (201) 689-8049. Participants should dial into the conference call approximately 10 minutes before the scheduled start time. Replays of the webcast will be available until Feb. 10, 2010.

About Homeowners Choice, Inc.

Homeowners Choice, Inc. is a Florida-based insurance holding company headquartered in Clearwater. Through its subsidiary corporations, Homeowners Choice provides property and casualty homeowners’ insurance, condominium owners’ insurance and tenants’ insurance solely to Florida property owners. Founded in 2006, Homeowners Choice today serves approximately 53,000 policyholders throughout Florida representing approximately $100 million in annualized premiums. The company’s common shares trade on the NASDAQ Global Market under the ticker symbol HCII and were recently added to the Russell Microcap Index. Warrants trade on the same market under the ticker symbol HCIIW. More information about Homeowners Choice, Inc. is available at www.hcpci.com.

Forward-Looking Statements

This news release may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “estimate,” “expect,” “intend,” “plan” and “project” and other similar words and expressions are intended to signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various risks and uncertainties. For example there can be no assurance that the company’s policy growth will resume, the company will successfully complete an assumption of policies from Citizens Property Insurance Corporation, strategic growth opportunities will arise or that the company will pursue them when they do, the company’s application for a rate increase will be successful or that the company will be successful in growing its market share. Some of these risks and uncertainties are identified in the company’s filings with the Securities and Exchange Commission. Should any risks or uncertainties develop into actual events, these developments could have material adverse effects on the company’s business, financial condition, and results of operations. Homeowners Choice, Inc. disclaims all obligations to update any forward-looking statements.

—financial tables to follow—

HOMEOWNERS CHOICE, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Earnings

(Unaudited)

(Dollars in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008

Revenue

Gross premiums earned	$25,204	12,017	$84,155	36,986
Ceded premiums earned	(13,193)	(3,966)	(31,199)	(8,677)

Net premiums earned	12,011	8,051	52,956	28,309
Net investment income	516	425	1,236	1,152
Other	254	189	1,264	591

Total revenue	12,781	8,665	55,456	30,052

Expenses

Losses and loss adjustment expenses	6,650	4,565	29,277	11,011
Policy acquisition and other underwriting expenses	3,430	1,421	5,670	4,163
Other operating expenses	1,365	1,353	4,124	2,730

Total expenses	11,445	7,339	39,071	17,904

Income before income taxes	1,336	1,326	16,385	12,148

Income taxes	521	524	6,282	4,610

Net income	$815	802	$10,103	7,538

Basic earnings per share	$0.12	0.13	$1.48	1.36

Diluted earnings per share	$0.11	0.12	$1.40	1.33

Dividends per share	$—	—	$—	—

HOMEOWNERS CHOICE, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Dollars in thousands)

	At September 30, 2009	At December 31, 2008
	(Unaudited)
Assets

Investment in fixed maturity securities, held-to-maturity, at amortized cost (fair value $2,136 at September 30, 2009)	$1,898	—
Investment in fixed maturity securities, available-for-sale, at fair value (amortized cost $19,715 at September 30, 2009)	19,954	—
Short-term investments	28,052	27,582
Cash and cash equivalents	61,102	81,060
Accrued interest and dividends receivable	187	63
Premiums receivable	18,360	5,021
Note receivable	—	450
Reinsurance balances receivable	—	157
Prepaid reinsurance premiums	1,867	7,122
Deferred policy acquisition costs	11,339	6,292
Property and equipment, net	346	267
Deferred income taxes	2,361	3,563
Income taxes receivable	84	—
Other assets	335	412

Total assets	$145,885	131,989

Liabilities and Stockholders’ Equity

Losses and loss adjustment expenses	21,732	14,763
Unearned premiums	73,361	67,219
Reinsurance balances payable	—	6,136
Accrued expenses	4,222	1,535
Income taxes payable	—	4,704
Other liabilities	582	239

Total liabilities	99,897	94,596

Stockholders’ equity:
Preferred stock (no par value 20,000,000 shares authorized, no shares issued or outstanding)	—	—
Common stock, (no par value, 40,000,000 shares authorized, 6,581,265 and 6,892,668 shares issued and outstanding at September 30, 2009 and December 31, 2008, respectively)	—	—
Additional paid-in capital	22,128	23,783
Retained earnings	23,713	13,610
Accumulated other comprehensive income	147	—

Total stockholders’ equity	45,988	37,393

Total liabilities and stockholders’ equity	$145,885	131,989